Exhibit 10.1

                                USA URANIUM CORP.
                       2300 West Sahara Avenue, Suite 800
                              Las Vegas, NV, 89102
           702 664 0039 phone 702 664 0039 fax USAUranium.com website


The Board of Directors
Lifespan Inc
6204 Sugartree Ave,
Las Vegas, Nv. 89141                                         September 7th, 2007


Dear Sirs PROPOSED JOINT VENTURE

We refer to the recent discussions between Lifespan Inc (Lifespan) and USA Uranium Corp. (USA) regarding the formation of a joint venture to explore, develop and, if warranted, mine 111 U.S. Federal Lode Mining Claims within the JV Area (as defined below) for all minerals (Joint Venture).

As set out in Schedule 2 the JV is an area of approximately 2200 square miles allocated by Lifespan to the Joint Venture (JV Area) as follows the unpatented lode mining claims, (the "mining claims") situated in San Juan County, State of Utah, which are more particularly described in the copy of the Notice of Location for each claim which is recorded in the Recorder's Office of San Juan County, State of Utah, as follows and with respect to which the Bureau of Land Management Utah Mining Claim Number (UMC#) for each claim is as follows:

     Name of Claim         Book           Page               UMC#
     -------------         ----           ----               ----
     Stew 1-10             845           251-260         380109-380118
     Stew 11-97            859           794-880         386643-386729
     Stew 98-100           861           553-555         386730-386732
     Laikele 1-8           845           261-268         380099=380106
     Laikele 9-10          847           687-688         380107-380108
     Laikele 11            848           679             381060

The purpose of this letter is to record the intent and agreement of the parties in respect of the Joint Venture between them (Agreement).

1. JOINT VENTURE

1.1 USA agrees to pay Lifespan a cash payment of US$3,000,000 or issue 4,000,000 shares (the "Payment") at their discretion upon completion of the phase one program agreed, in return for the right to acquire a 75% interest in the Joint
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Venture. As the Phase one program has been completed, the Payment will be paid by USA to Lifespan within 21 days of the date of this Agreement and will only be refundable to USA in the event this Agreement is terminated as a result of the default of Lifespan. USA will have no interest in any property or in a Joint Venture until it has completed full Payment.

1.2 Immediately following execution of this Agreement and Payment, the parties agree to set up a bank account to hold funds on behalf of the Joint Venture (JV Bank Account). The JV Bank Account will require two signatories, one from each of USA and Lifespan for all disbursements. The parties will contribute to the JV Bank Account as determined by the operating committee on a 75% USA and 25% Lifespan basis (the "Funding Amount")

1.3 Lifespan grants to USA the sole and exclusive right to earn an undivided 75% Joint Venture interest from Lifespan in return for USA making the payment set out above. For the avoidance of doubt, USA will immediately earn a 75% interest in the Joint Venture upon paying the Payment.

1.4 The commencement date of the Joint Venture (Commencement Date) shall be the date that all of the conditions precedent in clause 1.1 are either satisfied, or waived, by the parties in accordance with the terms of this Agreement.

1.5 On and from the Commencement Date, the Joint Venture will be deemed to have been formed.

1.6 The parties agree that the Funding Amount will be expended by the Joint Venture on exploration activities in accordance with the programs and budgets established by the operating committee.

1.7 The joint operating committee that will be established under the Joint Venture may elect to cease further exploration work in relation to the Property if the initial exploration that is undertaken does not warrant further follow up work.

1.8 The parties agree that a decision to proceed to development (and production) on the JV Property during the Funding Period requires their mutual consent but that consent shall not be unreasonably withheld by either party. In the event of a dispute, the decision shall be dealt with in accordance with the dispute resolution clause in the formal agreement referred to in clause 9.

1.9 Upon completion of spending the primary Funding Amount, each party must contribute to expenditure made or incurred in respect of the Joint Venture in proportion to their then Joint Venture interest (i.e. 75/25). Although it shall be open to one partner to make expenditures on behalf of the other partner with the non paying partner agreeing to reimburse the other.

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1.10 Lifespan shall do everything necessary to confirm and effect the transfer to USA of any beneficial interest in the Property to which USA is entitled pursuant to this Agreement and to transfer the corresponding legal interest to USA. Pending any required transfer, Lifespan shall hold that interest in trust for USA.

1.11 Each party shall be the beneficial owner as tenant in common of an undivided share of the Joint Venture property in proportion to their Joint Venture interest.

1.12 Each party shall be entitled to take in kind and separately dispose of, in proportion to their Joint Venture interest, all minerals produced by the Joint Venture.

1.13 Subject to the expenditure obligations of USA under this Agreement, the liability of the parties in each case is several in proportion to their respective Joint Venture interests and shall not be either joint or joint and several.

1.14 The Joint Venture must ensure that sufficient expenditure is incurred in relation to the JV Property to meet the minimum expenditure commitments, if any, set out by regulatory authorities having jurisdiction.

2. MANAGER

2.1 USA will be the sole manager of the Joint Venture.

2.2 The manager will (by itself or through its employees, agents or contractors) have the conduct of all the operations of the Joint Venture on behalf of the parties, subject at all times to the directions of the management committee established under clause 3.3, and for this purpose shall have the right of access to the Joint Venture property. USA will contract with Lifespan to carry out certain work on the JV Property in compliance with the Plan determined by the operating committee.

2.3 The manager shall conduct Joint Venture operations in accordance with programs and budgets and decisions made by a management committee immediately after the Commencement Date. The management committee shall be established from the Commencement Date and each of the parties shall appoint one representative to the management committee. The management committee will meet every week while exploration or development is being conducted on the JV Property. Decisions of the management committee shall be made by a simple majority vote with the votes attributable to a Joint Venture party equal to that party's then Joint Venture interest. In the event of a deadlock, a dispute resolution process shall be followed. The dispute resolution process shall be detailed in the formal agreement to be negotiated as set out in clause 9.

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2.4 The manager shall conduct Joint Venture operations in accordance with accepted mining and exploration methods and practices.

3. DILUTION

3.1 Following completion of the initial Funding Period, if a party fails to duly make a contribution to expenditure that it is obliged to make then the Joint Venture interest of that party in the Joint Venture shall dilute proportionally. Alternatively one party may elect to advance funds on behalf of the other party with repayment terms to be negotiated.

3.2 If the Joint Venture interest of any party dilutes to 5% or less, that party will be deemed to have withdrawn from the Joint Venture and must immediately assign their remaining Joint Venture interest to the continuing party.

4. INFORMATION AND DATA

4.1 Prior to the Commencement Date, Lifespan will provide USA with all technical information and data it has regarding the JV Property.

4.2 Each party will provide to the other at management committee meetings all exploration data generated in relation to the JV Property since the last meeting.

5. REPRESENTATIONS AND WARRANTIES

5.1 Both parties represent and warrant to the other party that they have the right, power and authority to enter into this Agreement.

5.2 Lifespan represents and warrants to USA that:

(i) Lifespan has entered into a binding agreement to become the legal and beneficial holder of the U.S. Federal Lode Mining Claims identified in the JV Area (Claims) and is entitled to transfer an interest in those Claims to USA in accordance with the terms of this Agreement;

(ii) the Claims are free from all mortgages, charges, liens and other encumbrances of whatsoever nature; and

(iii) Lifespan has not entered into any other agreements or dealings in respect of the Claims other than this Agreement.

6. RELATIONSHIP BETWEEN THE PARTIES

6.1 The relationship of the parties is that of joint venturers and nothing contained in this Agreement constitutes either of them as agent or partner of the other, or creates any agency or partnership for any purpose whatsoever.

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7. FORMAL AGREEMENT

The parties agree that they will negotiate in good faith and use best endeavors to execute a detailed joint venture agreement on normal terms (including a dispute resolution clause, first right of refusal clause, dilution clause, force majeure rights and clauses that are usually contained in such joint venture agreements) embodying the terms and conditions contained in this Agreement. In the meantime, this Agreement is intended to be legally binding on the parties until it is replaced by the detailed joint venture agreement or otherwise terminated.

8. ASSIGNMENT

8.1 Other than the right of either party to assign all or part of its rights under this Agreement to a related body corporate, if a party wishes to assign part or all of its rights under the formal agreement to a third party, then it shall first advise the non-assigning party. The non-assigning party shall have a right of first refusal over the relevant interest on terms equal to those proposed by any third party. Any assignment shall be subject to the assignee entering into a deed where it covenants to be bound by the terms of this Agreement on terms acceptable to the non-assigning party.

9. TERMINATION

9.1 A party is not entitled to terminate this Agreement for non-performance by the other party without first giving the party in default a written notice to the other at the address specified in this Agreement specifying the default. This notice shall require that the default be remedied within 21 days of the delivery of the notice to the party in default and the party in default must then fail to remedy the default within that 21 day period.

10. MISCELLANEOUS

10.1 Each party shall sign, execute and perform all deeds, acts, documents and things as may reasonably be required by the other party to effectively carry out and give effect to the terms and intentions of this Agreement.

10.2 Each party shall be liable for their own costs relating to the preparation, negotiation and execution of this Agreement and any document executed under it.

10.3 No modification or alteration of the terms of this Agreement shall be binding unless made in writing dated subsequent to the date of this Agreement and duly executed by the parties.

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10.4 If any provision of this Agreement is invalid and not enforceable in accordance with its terms, all other provisions that are self-sustaining and separately enforceable without regard to the invalid provision shall be, and continue to be, valid and forceful in accordance with their terms.

10.5 Time shall be of the essence in this Agreement in all respects.

10.6 This Agreement shall be governed by and construed in accordance with the law from time to time applicable in Nevada and the parties agree to submit to the non-exclusive jurisdiction of the courts of Nevada.

10.7 A reference to dollars or currency is a reference to United States dollars, unless otherwise indicated.

If Lifespan agrees to the above terms and conditions could you please sign the execution paragraph set out below and return this Agreement to USA's registered office.

Yours faithfully


/s/ Ed Barth
--------------------------
Ed Barth CEO
USA Uranium Corp.

By execution of this Agreement, Lifespan acknowledges and agrees to the terms and conditions set out above dated this 7th day of September 2007


/s/ Stuart Brame
--------------------------
Stuart Brame, CEO
Lifespan Inc

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SCHEDULE 1

Joint Venture Plan

Upon completion of the phase one work program presented, USA will design and present a plan to the JV

SCHEDULE 2

JOINT VENTURE AREA

Unpatented lode mining claims, (the "mining claims") situated in San Juan County, State of Utah, which are more particularly described in the copy of the Notice of Location for each claim which is recorded in the Recorder's Office of San Juan County, State of Utah, as follows and with respect to which the Bureau of Land Management Utah Mining Claim Number (UMC#) for each claim is as follows:

     Name of Claim         Book           Page               UMC#
     -------------         ----           ----               ----
     Stew 1-10             845           251-260         380109-380118
     Stew 11-97            859           794-880         386643-386729
     Stew 98-100           861           553-555         386730-386732
     Laikele 1-8           845           261-268         380099=380106
     Laikele 9-10          847           687-688         380107-380108
     Laikele 11            848           679             381060

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